UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2025

Sprinklr, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40528	45-4771485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 9th Avenue 12th Floor New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (917) 933-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00003 per share	CXM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2025, the Board of Directors (the “Board”) of Sprinklr, Inc. (the “Company”) appointed Michele M. Meyers to serve as the Company’s Chief Accounting Officer (“CAO”) and principal accounting officer, effective January 5, 2026. Anthony Coletta will remain the Company’s Chief Financial Officer and principal financial officer.

Ms. Meyers, age 46, has served as Vice President, Accounting and Chief Accounting Officer at Coursera, Inc. (“Coursera”) since March 2022 and will remain in that role through January 2, 2026. In that role, she has been primarily responsible for leading Coursera’s accounting, tax, treasury, and shared services functions. Prior to joining Coursera, Ms. Meyers was Chief Accounting Officer and Treasurer at Black Knight, Inc. from February 2019 to March 2022 and Vice President, Finance and Corporate Controller from March 2015 to February 2019. Earlier in her career, Ms. Meyers served as Vice President and Corporate Controller at Altisource Portfolio Solutions, S.A. Ms. Meyers began her career with Deloitte & Touche LLP, where she spent more than a decade in the audit practice. Ms. Meyers holds a B.S. in Accounting from the University of West Florida and is a certified public accountant.

In connection with her employment, Ms. Meyers will receive an initial annual base salary of $380,000, an annual discretionary bonus with a target amount equal to 40% of her annual base salary, and a one-time $220,000 signing bonus, subject to repayment in certain situations. Ms. Meyers also will be granted a restricted stock unit award under the Company’s 2021 Equity Incentive Plan, with an aggregate grant date fair value of $2,000,000 (the “RSU Award”), based on the 20-trading-day average share price as determined on the 10th of the month following the month of her start date. The RSU Award will vest over four years, with one-quarter of the total shares subject to the award vesting on March 15, 2027, and the remainder vesting in twelve substantially similar equal installments on each subsequent June 15, September 15, December 15, and March 15 thereafter, in each case, subject to Ms. Meyers’s continued service with the Company through such vesting date. Ms. Meyers also is entitled to certain severance benefits under the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”), as amended from time to time, subject to specific requirements, including signing and not revoking a separation agreement and release of claims. A copy of the Severance Plan was filed with the Company’s Quarterly Report filed with the Securities and Exchange Commission on September 4, 2024.

Ms. Meyers also is eligible to participate in the employee benefit plans generally available to the Company’s employees and is subject to customary confidentiality covenants.

There is no arrangement or understanding between Ms. Meyers and any other person pursuant to which she was selected as the Company’s CAO, and there is no family relationship between Ms. Meyers and any of the Company’s executive officers or directors. Other than with respect to the compensation matters described above, there are no transactions between Ms. Meyers and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Ms. Meyers’s appointment as CAO, the Company and Ms. Meyers also will enter into the Company’s standard form of indemnification agreement, which requires the Company to indemnify Ms. Meyers, to the fullest extent permitted by Delaware law, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

Item 7.01	Regulation FD Disclosure.

On December 18, 2025, the Company issued a press release announcing the appointment of Ms. Meyers as the Company’s CAO and principal accounting officer, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information set forth under Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

99.1	Press release, dated December 18, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sprinklr, Inc.

	By:	/s/ Anthony Coletta
Anthony Coletta
Chief Financial Officer

Dated: December 18, 2025